EXHIBIT 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: November 2, 2006	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Third Quarter Financial Results

Overview

•	For the third quarter 2006, EE reported net income of $27.1 million, or $0.57 and $0.56 basic and diluted earnings per share, respectively. In the third quarter of 2005, EE had net income of $28.0 million, or $0.59 and $0.58 basic and diluted earnings per share, respectively.

•	For the nine months ended September 30, 2006, EE reported net income of $51.6 million, or $1.07 and $1.06 basic and diluted earnings per share, respectively. Net income for the nine months ended September 30, 2005 was $28.8 million, or $0.60 basic and diluted earnings per share.

“Earnings in the quarter ended September 30, 2006 declined slightly as continued growth in retail customers was offset by unusually wet and mild summer weather and higher expenses at the Palo Verde nuclear plant.” said Gary Hedrick, President and CEO. “We were pleased to be able to repurchase approximately 1.8 million shares of our common stock under our stock repurchase programs during the quarter ended September 30, 2006.”

Earnings Summary

The table and explanations below present the major factors affecting 2006 net income relative to 2005:

	Quarter Ended			Nine Months Ended
	Pre-tax Effect	After-tax Net Income	Basic EPS	Pre-tax Effect	After-tax Net Income	Basic EPS
September 30, 2005		$28,012	$0.59		$28,807	$0.60
Changes in:
Depreciation	$1,871	1,160	0.02	$15,218	9,435	0.20
Wheeling revenue	1,536	952	0.02	5,758	3,570	0.07
Texas fuel accrual	1,458	904	0.02	1,458	904	0.02
Extinguishment of debt	30	19	—	19,448	12,058	0.25
Income tax adjustment	—	—	—	6,174	6,174	0.13
Taxes other than income	(2,554)	(1,583)	(0.03)	(7,023)	(4,354)	(0.09)
Palo Verde O&M	(1,609)	(998)	(0.02)	(11,121)	(6,895)	(0.14)
Fossil fuel plant maintenance	(585)	(362)	(0.01)	(6,898)	(4,277)	(0.09)
Base revenue	(423)	(262)	—	8,221	5,097	0.11
Interest on long-term debt	(25)	(16)	—	5,837	3,619	0.07
Other	(930)	(750)	(0.02)	(4,038)	(2,509)	(0.06)

September 30, 2006		$27,076	$0.57		$51,629	$1.07

Third Quarter

Earnings for the quarter ended September 30, 2006 when compared to the same period last year were positively affected by:

•	Decreased depreciation expense as a result of completing the recovery, in July 2005, of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation.

•	Increased transmission wheeling revenues in 2006.

•	An accrual recorded in 2005 for a fuel disallowance in a Texas fuel reconciliation with no comparable activity in 2006.

Earnings for the quarter ended September 30, 2006 when compared to the same period last year were negatively affected by:

•	Increased taxes other than income taxes primarily due to increased revenue-related taxes. Revenue-related tax increases included an increase in the gross receipts tax rate in the City of El Paso in August 2005 and higher taxable revenues including the collection of fuel surcharges in Texas.

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2006, as discussed below.

•	Higher maintenance costs at our gas-fired generating plants.

•	A decrease in base rate revenues due to unusually mild and wet summer weather in the third quarter of 2006.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Nine Months Ended

Earnings for the nine months ended September 30, 2006 when compared to the same period last year were positively affected by:

•	The loss on extinguishment of debt incurred in 2005 related to the refinancing of our first mortgage bonds in May 2005 with no comparable activity in 2006.

•	Decreased depreciation expense as a result of completing the recovery, in July 2005, of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation.

•	Higher retail base revenues due to a 2.2% increase in retail kilowatt-hour sales in 2006, primarily due to growth in customers served.

•	A reduction in income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006. This adjustment was a non-cash change in the second quarter of 2006.

•	Decreased interest on long-term debt in 2006 resulting from refinancing our first mortgage bonds in May 2005 and reissuing and remarketing pollution control bonds in August 2005.

•	Increased transmission wheeling revenues in 2006.

•	An accrual recorded in 2005 for a fuel disallowance in a Texas fuel reconciliation proceeding with no comparable activity in 2006.

Earnings for the nine months ended September 30, 2006 when compared to the same period last year were negatively affected by:

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2006 as discussed below.

•	Increased taxes other than income taxes primarily due to increased revenue-related taxes. Revenue-related tax increases included an increase in the gross receipts tax rate in the City of El Paso in August 2005 and higher taxable revenues including the collection of fuel surcharges in Texas.

•	Higher maintenance costs at our gas-fired generating plants.

Key Earnings Drivers

Our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Base Revenues

Retail base revenues decreased by $0.4 million, pretax or 0.3% in the third quarter of 2006 compared to the same period in 2005 due to decreased revenues from residential customers. Residential base revenues decreased by $1.3 million or 2.4% in the third quarter of 2006 compared to the same period in 2005 primarily due to mild and wet summer weather in the third quarter of 2006. During the third quarter of 2006, cooling degree days were over 15% below both last year and the 10-year average. The impact of mild weather on residential sales was partially offset by a 2.6% increase in the average number of residential customers.

The decrease in residential base revenue was also partially offset by increases in base revenues from small commercial and industrial customers, large commercial and industrial customers, and sales to public authorities. The impact of the mild and wet summer weather in the third quarter of 2006 on small commercial and industrial customers was offset by an increase in sales due to a 3.4% increase in average number of customers served resulting in a 0.7% increase in revenues. Likewise, sales to other public authorities increased as a result of a 1.0% increase in the average number of customers served.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Retail base revenues for the nine-months ended September 30, 2006 increased $8.2 million or 2.4% largely due to a 2.7% increase in the average number of customers served. The mild weather in the third quarter of 2006 was largely offset by warmer summer weather in the second quarter of 2006. Cooling degree days for the nine months ended September 30, 2006 were approximately 3% and 1% below 2005 and the 10-year average, respectively. As a result, retail base revenues for the residential, small commercial and industrial and other public authorities customer classes increased primarily due to customer growth.

Palo Verde Operations

We own approximately 600 megawatts (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Generation from Palo Verde declined 14.9% in the nine months ended September 30, 2006 compared to the same period in 2005 primarily due to reduced output from Palo Verde Unit 1. As previously disclosed, Palo Verde Unit 1 operated at significantly reduced power levels from December 25, 2005 until March 18, 2006 and did not operate from March 18, 2006 until early July 2006 while repairs and modifications were made to one of its shutdown cooling lines. Palo Verde Unit 1 reached full capacity on July 16, 2006. Palo Verde Unit 1 experienced a 27 day outage in September and October 2006 to replace pressurizer heaters. Palo Verde operations and maintenance costs increased $11.1 million, pretax, or $0.24 per share for the nine months ended September 30, 2006 compared to the same period last year primarily due to the repairs and modifications at Unit 1 and a scheduled Unit 3 maintenance and refueling outage in the second quarter of 2006.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows megawatt-hours of off-system sales and the pretax margins realized and retained by us from sales for the quarter and nine month periods ended September 30, 2006 and 2005:

	Quarter Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
MWh sales	379,279	360,157	1,055,256	1,193,299
Total margins (in thousands)	$5,495	$4,493	$13,997	$18,154
Retained margins (in thousands)	$4,440	$3,629	$11,317	$12,044

For the quarter ended September 30, 2006, retained margins from off-system sales increased approximately $0.8 million, pretax, over the corresponding period in 2005 primarily due to the increase in off-system kilowatt-hour sales of 5.3% and an increase in the average margin per megawatt-hour. For the nine months ended September 30, 2006, our retained margins decreased approximately $0.7 million, pretax, reflecting a reduction in off-system kilowatt-hour sales of 11.6% for the current period when compared to the same period last year, primarily due to reduced output from Palo Verde. Partially offsetting the lower margins was our retention of a higher percentage of margins in Texas which increased in July 2005 to 75% compared to the previous 50% as a result of the new rate agreement with the City of El Paso. The margin sharing provisions of the rate settlement are subject to approval by the Public Utility Commission of Texas (PUCT). A decision from the PUCT is expected in December 2006 or January 2007. The Company is unable to predict how the PUCT will rule in this matter. The table below shows on a per MWh basis, revenues, costs and margins from off-system sales for the first three quarters of 2006 and 2005:

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2005	$45.49	$24.15	$21.34
June 30, 2005	$47.45	$42.86	$4.59
September 30, 2005	$65.64	$53.16	$12.48
March 31, 2006	$68.99	$49.07	$19.92
June 30, 2006	$48.39	$45.70	$2.69
September 30, 2006	$63.97	$49.48	$14.49

Capital and Liquidity

At September 30, 2006, common stock equity comprised 47.5% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the nine months ended September 30, 2006 increased to $176 million from $83 million in the corresponding period in 2005 due to our ability to recover fuel costs on a current basis and the recovery of deferred fuel revenues through fuel surcharges. In the nine month period ended September 30, 2006, we collected $43.1 million of deferred fuel revenues in Texas through fuel surcharges. In the nine month period ended September 30, 2005, $44 million of fuel costs were deferred for future recovery. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues and a deferred asset for the under-recovery of fuel costs until they can be recovered from Texas customers. In October 2005, we began recovering through a fuel surcharge $53.6 million of fuel under-recoveries over a 24-month period. In February 2006, we increased our fuel factors on an interim basis and implemented an additional fuel surcharge to recover $34 million of fuel under-recoveries, including interest through the surcharge period, over a twelve-month period.

The increase in cash flows from operations has allowed us to internally finance additional investments in electric utility plant, to repurchase common stock and to increase our balance of cash and temporary investments by $37.6 million in 2006. During the third quarter of 2006, EE repurchased 1,798,100 shares of common stock in the open market at an aggregate cost of $41.4 million. No common stock or long-term debt was repurchased during the first or second quarter of 2006. In September 2006, the Board of Directors authorized the repurchase of up to 2.3 million shares of common stock (the 2006 Plan). The shares authorized under the 2006 Plan were in addition to the shares which remained available under a buyback program previously approved by the Board of Directors in February 2004 (the 2004 Plan). During the third quarter of 2006, EE completed the repurchase of all shares available under the 2004 Plan. As of September 30, 2006, approximately 2.2 million shares remain available for repurchase under the 2006 Plan.

Conference Call

A conference call to discuss third quarter 2006 earnings is scheduled for 4 p.m. Eastern Time, Thursday, November 2, 2006. The dial-in number is 800-369-1839 with a passcode of 2006. The conference leader will be Scott Wilson, Executive Vice President and Chief Financial and Administrative Officer of EE. A replay will run through November 18, 2006. The dial-in number is 800-427-1760 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) disallowance of the retention of 75% of off-system sales margins by the PUCT; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde; (vii) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (viii) deregulation of the electric utility industry; (ix) reduced wholesale margins; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xii) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; (xiii) a possible reduction in the reliability of our service and possible added expense in the event of a strike by, or lock out of, our union employees; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended September 30, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$130,663	$131,086	$(423	) (a)
Off-system sales margins, net of sharing	4,440	3,629	811
Other	5,725	2,519	3,206	(b)

Operating Revenues Net of Energy Expenses	140,828	137,234	3,594
Other Operating Expenses:
Other operations and maintenance	42,732	41,207	1,525
Palo Verde operations and maintenance	15,295	13,686	1,609
Taxes other than income taxes	14,867	12,313	2,554
Loss on extinguishment of debt	—	30	(30)
Other income	472	397	75

Earnings Before Interest, Taxes, Depreciation and Amortization	68,406	70,395	(1,989	) (c)
Depreciation and amortization	16,879	18,750	(1,871)
Interest on long-term debt	8,896	8,870	26
Capitalized interest and other	(235)	(1,315)	1,080

Income Before Income Taxes	42,866	44,090	(1,224)
Income tax expense	15,790	16,078	(288)

Net Income	$27,076	$28,012	$(936)

Basic Earnings per Share	$0.57	$0.59	$(0.02)

Diluted Earnings per Share	$0.56	$0.58	$(0.02)

Weighted average number of shares outstanding	47,844	47,827	17

Weighted average number of shares and dilutive potential shares outstanding	48,381	48,591	(210)

Notes: Reference is made to the narrative for explanations of significant variances.

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $8.9 million and $9.0 million, respectively.

(b)	Other revenues includes transmission wheeling revenues, fuel revenues in excess of energy expenses, and miscellaneous service revenues.

(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Nine Months Ended September 30, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$343,372	$335,151	$8,221 (a)
Off-system sales margins, net of sharing	11,317	12,044	(727)
Other	16,370	6,528	9,842 (b)

Operating Revenues Net of Energy Expenses	371,059	353,723	17,336
Other Operating Expenses:
Other operations and maintenance	129,183	118,095	11,088
Palo Verde operations and maintenance	55,540	44,419	11,121
Taxes other than income taxes	39,785	32,762	7,023
Loss on extinguishments of debt	—	19,448	(19,448)
Other income	695	1,376	(681)

Earnings Before Interest, Taxes, Depreciation and Amortization	147,246	140,375	6,871 (c)
Depreciation and amortization	50,957	66,175	(15,218)
Interest on long-term debt	26,450	32,287	(5,837)
Capitalized interest and other	(2,342)	(3,477)	1,135

Income Before Income Taxes	72,181	45,390	26,791
Income tax expense	20,552	16,583	3,969

Net Income	$51,629	$28,807	$22,822

Basic Earnings per Share	$1.07	$0.60	$0.47

Diluted Earnings per Share	$1.06	$0.60	$0.46

Weighted average number of shares outstanding	48,085	47,647	438

Weighted average number of shares and dilutive potential shares outstanding	48,570	48,183	387

Notes: Reference is made to the narrative for explanations of significant variances.

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $23.2 million and $22.6 million, respectively.

(b)	Other revenues includes transmission wheeling revenues, fuel revenues in excess of energy expenses, and miscellaneous service revenues.

(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Nine Months Ended September 30, 2006 and 2005

(In thousands and Unaudited)

	2006	2005
Cash flows from operating activities:
Net income	$51,629	$28,807
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	50,957	66,175
Deferred income taxes, net	11,000	22,983
Loss on extinguishment of debt	—	19,448
Other	21,137	20,720
Change in working capital items:
Net recovery (deferral) of fuel revenues	40,996	(44,481)
Other	(32)	(30,932)

Net cash provided by operating activities	175,687	82,720

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(65,507)	(58,352)
Cash additions to nuclear fuel	(11,175)	(9,888)
Decommissioning trust funds	(6,244)	(6,035)
Other	(1,289)	(75)

Net cash used for investing activities	(84,215)	(74,350)

Cash flows from financing activities:
Repurchases of treasury stock	(41,392)	—
Reacquisition and remarketing of debt	—	(381,847)
Issuance of new debt	—	397,688
Nuclear fuel financing obligation	2,461	(1,264)
Other	1,289	(28,187	) (a)

Net cash provided by (used for) financing activities	(37,642)	(13,610)

Net increase (decrease) in cash and temporary investments	53,830	(5,240)
Cash and temporary investments at beginning of period	7,956	29,401

Cash and temporary investments at end of period	$61,786	$24,161

Cash Interest Payments	$19,296	$35,034

(a)	Includes $22.4 million in 2005 to settle cash flow hedge associated with the issuance of senior notes in June 2005.

El Paso Electric Company and Subsidiary

Quarter Ended September 30, 2006 and 2005

Sales and Revenues Statistics

	2006		2005	Increase (Decrease)
MWh sales:
Retail:
Residential	653,852		673,092	(2.9%	)
Commercial and industrial, small	629,222		642,342	(2.0%	)
Commercial and industrial, large	317,599		309,002	2.8%
Sales to public authorities	379,711		374,459	1.4%

Total retail sales	1,980,384		1,998,895	(0.9%	)

Wholesale:
Sales for resale	12,323		12,800	(3.7%	)
Off-system sales	379,279		360,157	5.3%

Total wholesale sales	391,602		372,957	5.0%

Total MWh sales	2,371,986		2,371,852	0.0%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$54,884		$56,230	(2.4%	)
Commercial and industrial, small	45,615		45,300	0.7%
Commercial and industrial, large	10,773		10,577	1.9%
Sales to public authorities	18,890		18,471	2.3%

Total retail base revenues	130,162		130,578	(0.3%	)
Wholesale:
Sales for resale	501		508	(1.4%	)

Total base revenues	130,663		131,086	(0.3%	)
Fuel revenues:
Recovered from customers during the period	65,419	(a)	47,852	36.7%
Under/(over) collection of fuel	(6,483)		26,408	(124.5%	)
New Mexico fuel in base revenues	8,925		8,959	(0.4%	)

Total fuel revenues	67,861		83,219	(18.5%	)
Off-system sales	24,263		23,640	2.6%
Other	6,162		4,086	50.8%	(b)

Total operating revenues	$228,949		$242,031	(5.4%	)

Off-system sales (in thousands):
Gross margins	$5,495		$4,493	22.3%
Retained margins	4,440		3,629	22.3%
Average number of retail customers:
Residential	309,299		301,580	2.6%
Commercial and industrial, small	32,762		31,677	3.4%
Commercial and industrial, large	59		60	(1.7%	)
Sales to public authorities	4,780		4,733	1.0%

Total	346,900		338,050	2.6%

Number of retail customers (end of period):
Residential	309,996		302,351	2.5%
Commercial and industrial, small	32,806		31,781	3.2%
Commercial and industrial, large	59		60	(1.7%	)
Sales to public authorities	4,767		4,749	0.4%

Total	347,628		338,941	2.6%

				10 Yr Average
Weather statistics
Heating degree days	—		—	1
Cooling degree days	1,223		1,521	1,450

(a)	Excludes $17.4 million of prior periods deferred fuel revenues recovered through Texas fuel surcharge for the three months ended September 30, 2006.

(b)	Primarily due to increased transmission revenues.

El Paso Electric Company

Quarter Ended September 30, 2006 and 2005

Generation and Purchased Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	1,195,808	1,165,294	2.6%
Four Corners	209,090	206,882	1.1%
Gas plants	663,225	847,711	(21.8%)

Total generation	2,068,123	2,219,887	(6.8%)
Purchased power	460,567	326,178	41.2%

Total available energy	2,528,690	2,546,065	(0.7%)
Line losses and Company use	156,704	174,213	(10.1%)

Total	2,371,986	2,371,852	0.0%

Palo Verde capacity factor	88.3%	87.8%
Four Corners capacity factor	91.1%	90.1%

El Paso Electric Company and Subsidiary

Nine Months Ended September 30, 2006 and 2005

Sales and Revenues Statistics

	2006		2005	Increase (Decrease)
MWh sales:
Retail:
Residential	1,643,387		1,608,976	2.1%
Commercial and industrial, small	1,659,965		1,631,809	1.7%
Commercial and industrial, large	885,747		883,862	0.2%
Sales to public authorities	1,024,746		977,947	4.8%

Total retail sales	5,213,845		5,102,594	2.2%

Wholesale:
Sales for resale	36,003		34,016	5.8%
Off-system sales	1,055,256		1,193,299	(11.6%)

Total wholesale sales	1,091,259		1,227,315	(11.1%)

Total MWh sales	6,305,104		6,329,909	(0.4%)

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$137,070		$134,062	2.2%
Commercial and industrial, small	123,057		120,190	2.4%
Commercial and industrial, large	29,977		29,674	1.0%
Sales to public authorities	51,859		49,885	4.0%

Total retail base revenues	341,963		333,811	2.4%
Wholesale:
Sales for resale	1,409		1,340	5.1%

Total base revenues	343,372		335,151	2.5%
Fuel revenues:
Recovered from customers during the period	173,218	(a)	116,070	49.2%
Under/(over) collection of fuel	1,472		44,461	(96.7%)
New Mexico fuel in base revenues	23,181		22,603	2.6%

Total fuel revenues	197,871		183,134	8.0%
Off-system sales	64,964		62,024	4.7%
Other	16,967		10,207	66.2	%(b)

Total operating revenues	$623,174		$590,516	5.5%

Off-system sales (in thousands):
Gross margins	$13,997		$18,154	(22.9%)
Retained margins	11,317		12,044	(6.0%)
Average number of retail customers:
Residential	307,553		299,641	2.6%
Commercial and industrial, small	32,483		31,462	3.2%
Commercial and industrial, large	58		59	(1.7%)
Sales to public authorities	4,800		4,618	3.9%

Total	344,894		335,780	2.7%

Number of retail customers (end of period):
Residential	309,996		302,351	2.5%
Commercial and industrial, small	32,806		31,781	3.2%
Commercial and industrial, large	59		60	(1.7%)
Sales to public authorities	4,767		4,749	0.4%

Total	347,628		338,941	2.6%

				10 Yr Average
Weather statistics
Heating degree days	1,040		1,291	1,309
Cooling degree days	2,385		2,465	2,420

(a)	Excludes $43.1 million of prior periods deferred fuel revenues recovered through Texas fuel surcharge for the nine months ended September 30, 2006.

(b)	Primarily due to increased transmission revenues.

El Paso Electric Company

Nine Months Ended September 30, 2006 and 2005

Generation and Purchased Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	2,779,666	3,265,382	(14.9%)
Four Corners	627,722	584,957	7.3%
Gas plants	1,701,301	2,026,943	(16.1%)

Total generation	5,108,689	5,877,282	(13.1%)
Purchased power	1,689,201	958,133	76.3%

Total available energy	6,797,890	6,835,415	(0.5%)
Line losses and Company use	492,786	505,506	(2.5%)

Total	6,305,104	6,329,909	(0.4%)

Palo Verde capacity factor	69.5%	82.9%
Four Corners capactiy factor	90.7%	86.5%

El Paso Electric Company and Subsidiary

Financial Statistics

At September 30, 2006 and 2005

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2006	2005
Cash and Temporary Investments	$61,786	$24,161

Common Stock Equity	$575,303	$552,022
Long-term Debt, Net of Current Portion	590,858	590,832
Financing Obligations, Net of Current Portion	22,711	19,092

Total Capitalization	$1,188,872	$1,161,946

Current Portion of Long-Term Debt and Financing Obligations	$21,655	$20,842

Number of Shares - End of Period	46,679,740	47,985,765

Book Value Per Common Share	$12.32	$11.50

Common Equity Ratio	47.5%	46.7%
Debt Ratio	52.5%	53.3%